EXHIBIT INDEX


Exhibit                                                                  Pages
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1.Trustee's  Report in respect of the October 1, 2000
Distribution Date for the Tiers Corporate Bond-Backed
Certificates Series MOT 1998-5                                             5









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To the Holders of
Tiers Corporate Bond-Backed Certificates Series MOT 1998-5
      Amortizing Class  871928 BK2
      ZTF Class         871928 BJ5

Pursuant to Section 4.2 of the Trust Agreement, U.S. Bank Trust National Association, as, Trustee for the Tiers Corporate Bond-Backed Certificates Series MOT 1998-5, hereby gives notice with respect to the Distribution occurring on October 1, 2000 (the "Distribution Date") as follows:

     1. The amount of the distribution payable to the Certificateholders on the Distribution Date allocable to principal and premium, if any, and interest expressed as a dollar amount per 1,000 original face amount of securities, is as set forth below:

Class             Principal         Interest          Total Distribution
ZTF Class         $0.00             $0.00             $0.00
Amortizing Class  $14.238300        30.790166         $45.02847

     2. The amount of aggregate interest accreted or due and not paid as of the Distribution Date is $0.00.

     3. No fees have been paid to the Trustee or any other party from the proceeds of the Term Assets.

     4. The aggregate stated principal amount of the Corporate Bond-Backed TIERS Certificates, Series MOT 1998-5 held for the above trust (the "Term Assets") is $74,616,000.00. The Term Assets are currently rated Aa3 by Moody's Investors Service, Inc. and AA by Standard and Poor's Ratings Group.

     5. At the close of business on the Distribution Date, The Aggregate Certificate Principal Balance of Amortizing Class Certificates is $40,358,798.97 and of ZIF Class Certificates is $74,616,000.00.

                  U.S. Bank Trust National Association




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